EXHIBIT 10.1

ESCROW AND EXCHANGE AGENT AGREEMENT

THIS ESCROW AND EXCHANGE AGENT AGREEMENT (this “Agreement”) is made as of June 7, 2006 by and among Fortune Brands, Inc., a Delaware corporation (“Parent”), Brightstar Acquisition, LLC, an Illinois limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), SBR, Inc., a West Virginia corporation (the “Company”), The Bank of New York, as escrow and exchange agent (the “Agent”), and Samuel B. Ross, II, in his capacity as Holders Representative (the “Holders Representative”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub, the Company and the Holders Representative, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity, (the “Merger”). Capitalized terms used herein and defined in the Merger Agreement but not otherwise defined herein shall have the meanings defined in the Merger Agreement; and

WHEREAS, the Merger Agreement contemplates that the parties hereto shall enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto agree as follows:

1. Consent of Company Stockholders; Designation of Agent. The Fully-Diluted Stockholders have approved the Merger Agreement and, pursuant thereto, (a) the establishment of an escrow account to secure the Fully-Diluted Stockholders’ indemnification obligations under Article VIII of the Merger Agreement in the manner set forth therein and herein (the “Indemnity Escrow”), (b) the establishment of an escrow account as a source of reimbursement pursuant to Section 4.8 of the Merger Agreement (the “Adjustment Escrow”), (c) the appointment of the Holders Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Fully-Diluted Stockholder, and the taking by the Holders Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Holders Representative under this Agreement and (d) all of the other terms, conditions and limitations contained in the Merger Agreement and in this Agreement. Parent and the Holders Representative, on behalf of the Fully-Diluted Stockholders, hereby mutually designate and appoint The Bank of New York to serve as Agent for the purposes set forth herein. The Agent hereby accepts such appointment and agrees to act in furtherance of the terms and conditions herein.

2. Distribution of Materials. Subject to the provisions of Section 4(c) and (d) hereof, Parent shall make available to the Agent the documents, if any, to be mailed to the Fully-Diluted Stockholders, including the Letters of Transmittal and instructions (which shall specify that, with respect to Company Common Shares, the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery of the certificates for the Company Common Shares) to accompany certificates for Company Common Shares when surrendered for the Merger Consideration and the related Guidelines for Certification of Taxpayer Identification Number of

Substitute Form W-9. Attached hereto as Schedule A is (i) a list of such Fully-Diluted Stockholders, (ii) each Fully-Diluted Stockholder’s respective ownership of Fully-Diluted Company Common Shares, (iii) the aggregate cash to be paid in lieu of fractional Parent Shares to each Fully-Diluted Stockholder, (iv) a calculation of the aggregate Parent Shares and cash due each such Fully-Diluted Stockholder pursuant to the terms of the Merger Agreement, and (v) each Fully-Diluted Stockholder’s taxpayer identification number.

3. Deposits; Payments.

(a) Concurrent herewith, Parent or Merger Sub shall deposit, or cause to be deposited, with the Agent, (i) the aggregate cash consideration payable under the Merger Agreement, (ii) the Indemnity Escrow, (iii) the Adjustment Holdback and (iv) a sufficient amount of cash payable with respect to fractional shares as set forth on Schedule A. The aggregate cash deposited pursuant to the preceding sentence shall be invested at the direction of the Holders Representative by the Agent in (i) obligations of, or guaranteed by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, in each case with maturities not exceeding six months (or money market funds consisting of such obligations) or (ii) bank deposit accounts with a financial institution with a credit rating of not less than AA by Moody’s Investor’s Services, Inc. Subject to the adjustments set forth in Section 11 hereof, all earnings on the Cash Consideration, the Indemnity Escrow and the Adjustment Holdback shall be allocated to the Fully-Diluted Stockholders.

(b) As soon as practicable after the Effective Time, the Agent shall sell the aggregate fractional shares identified on Schedule A hereto (the “Fractional Shares”) at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in this paragraph. The sale of the Fractions Shares by the Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Agent and the expenses incurred by the Agent, in each case, in connection with such sale or sales of the Fractional Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by Parent out of its own funds. The proceeds of such sale or sales shall be distributed to Parent without interest as soon as practicable after the completion of such sale or sales. The Holders Representative acknowledges and agrees that the interests of the Fully-Diluted Shareholders in the Fractional Shares shall have been satisfied upon the cash deposit by Parent or Merger Sub contemplated by Section 3(a)(iv) above.

4. Receipt of Company Common Shares and Related Materials.

(a) In the event the Agent shall receive Letters of Transmittal (or facsimiles thereof) from the Fully-Diluted Stockholders (other than holders of Company Purchase Rights), or other instruments and communications submitted to the Agent in connection with the Merger, the Agent shall preserve the same until delivered to Parent or otherwise disposed of in accordance with Parent’s instructions.

(b) All Letters of Transmittal, facsimile transmissions, letters, and other materials properly submitted to the Agent, except certificates for Common Company Shares, shall be stamped by the Agent to show the date and time of receipt thereof.

(c) The Agent shall accept any Letters of Transmittal and certificates (the “Pre-Approved Deliveries”) received by it on or prior to the Closing Date and certified by Mark A. Roche on behalf of the Parent and the Holders Representative on behalf of the Fully-Diluted Stockholders without any examination. For any irregular items, the Agent should follow its regular procedures to attempt to cause any such irregularity to be corrected. The Agent is not authorized to waive any deficiency or irregularity in connection with the Letter of Transmittals unless Parent provides the Agent with written authorization. As to any irregular items the Agent cannot resolve by following its regular procedures, the Agent will consult with Parent and the Holders Representative for instructions, who shall be jointly responsible for deciding what action, if any, to be taken. Upon receipt of any certificates for the Company Common Shares, the Agent will physically cancel the certificates representing such Common Company Shares.

(d) Subject to the terms and conditions of this Agreement, the Agent is authorized to accept certificates for Company Common Shares and to issue (a) one or more Parent Shares representing, in the aggregate, the whole number of Parent Shares, if any, that the applicable Fully-Diluted Stockholder has the right to receive pursuant to Section 4.1(a) or 4.1(b) of the Merger Agreement and (b) a check to the applicable Fully-Diluted Stockholder in the amount equal to the allocable portion of the cash consideration, if any, that the applicable Fully-Diluted Stockholder has the right to receive pursuant to Sections 4.1(a) or 4.1(b) of the Merger Agreement, Section 4.3 of the Merger Agreement (including dividends and other distributions pursuant to Section 4.3(f) of the Merger Agreement) and cash payable in lieu of fractional shares as set forth in Section 3(a) above; provided, however, that the Agent shall accept the Pre-Approved Deliveries and make payments therefor to the Fully-Diluted Stockholders in accordance with the allocations set forth on Schedule A and consistent with Sections 4.1(a), 4.1(b), 4.3 and 4.4 of the Merger Agreement and the applicable Pre-Approved Deliveries on the Closing Date; provided, further, payments of the allocable portion of the cash consideration and Parent Shares shall be made by the Agent to holders of Company Purchase Rights upon written direction from Parent and in accordance with the allocations set forth on Schedule A and consistent with Sections 4.1(a), 4.1(b), 4.3 and 4.4 of the Merger Agreement. Subject to the terms of the Letter of Transmittal, Agent shall deduct and withhold from the amounts paid pursuant to this Section 4(d) any withholding taxes and such other amounts as are required under the Code or any applicable provision of state, local or foreign tax law, and the Agent shall provide to the applicable Fully-Diluted Stockholder notice of the amounts so deducted or withheld. All transfer taxes owing with respect to the transfers hereunder shall be paid by Parent.

(e) If payment is to be made by the Agent to a person other than the person in whose name a surrendered certificate is registered, the Agent will make no payment until the certificate so surrendered has been properly endorsed (or otherwise put in proper form for transfer) and the person requesting such payment has paid any transfer or other taxes or governmental charges required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or has established to its satisfaction that such tax or charge either has been paid or is not payable. Any tax information with respect to such payment which the Agent is required to report pursuant to Section 4 of this Agreement shall list the registered holder of the certificate as the payee.

(f) If any Fully-Diluted Stockholder reports to the Agent that such Fully-Diluted Stockholder’s failure to surrender a certificate representing any Company Common Shares registered in such Fully-Diluted Stockholder’s name at the Effective Time is due to the theft, loss or destruction of his certificate, the Agent shall require such Fully-Diluted Stockholder to furnish an affidavit of such theft, loss or destruction. Upon receipt of such affidavit, the Agent may effect payment to such Fully-Diluted Stockholder as though he had surrendered such Fully-Diluted Stockholder’s certificate.

(g) If Company Common Shares registered in the name of any Person described on Schedule C are surrendered, Agent shall (i) arrange for the issuance of Parent Shares in the name of any other person only with the proper approval of Parent or its legal counsel; and (ii) issue in exchange therefor certificates representing Parent Shares with the following legend applied to each such certificate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) APPLIES, HAVE BEEN DELIVERED IN RELIANCE UPON THE REPRESENTATION OF THE REGISTERED HOLDER HEREOF THAT THEY HAVE BEEN ACQUIRED FOR SUCH HOLDER’S ACCOUNT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT IN COMPLIANCE WITH APPLICABLE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”

5. Tax Reporting.

(a) On or before each January 31 of each year that any amount remains in escrow pursuant to this Agreement, the Agent will prepare and mail to each Fully-Diluted Stockholder receiving payment or allocated income pursuant to this Agreement during the prior calendar year, other than Fully-Diluted Stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations, an applicable Form 1099 reporting any cash payments during the prior calendar year, in accordance with Treasury regulations. The Agent will also prepare and file copies of such Forms 1099 by magnetic tape with the Internal Revenue Service, in accordance with Treasury Regulations.

(b) If the Agent has not received notice from the surrendering Fully-Diluted Stockholder of such Fully-Diluted Stockholder’s certified taxpayer identification number, the Agent shall deduct and withhold backup withholding tax from any cash payment made pursuant to the Code.

(c) Should any issue arise regarding Federal income tax reporting or withholding, the Agent will take such action as Parent and the Holders Representative instruct the Agent in writing.

(d) The Parent and the Fully-Diluted Stockholders agree to report any payments to the Fully-Diluted Stockholders from the Escrow Accounts as payments subject to a contingency under the installment method described in section 453 of the Code.

6. Delivery of Payment. All checks, other than checks delivered at the Agent’s window, shall be forwarded by first class mail. In the case of any Fully-Diluted Stockholder, all checks, or certificates representing Parent Shares (if requested) shall be mailed to the address or account, as the case may be, set forth on such Fully-Diluted Stockholder’s Letter of Transmittal (or such other address as is subsequently provided to the Agent in writing by such Fully-Diluted Stockholder) or as set forth on Schedule A hereto. Notwithstanding the foregoing, the Agent shall pay the allocable cash owing pursuant to the Merger Agreement to those Fully-Diluted Shareholders identified with an asterisk on Schedule A hereto by wire transfer to the account set forth on such Fully-Diluted Shareholder’s Letter of Transmittal and as set forth on Schedule A hereto

7. Follow-Up Mailings. No later than one month after the date hereof, Agent will mail or caused to be mailed a follow-up letter to all Fully-Diluted Stockholders who did not theretofore surrender their certificates, or supply an affidavit pursuant to Section 4(f) of this Agreement, for payment of the proceeds. The follow-up letter will be mailed with a Letter of Transmittal, return envelope and W-9 Guidelines. In addition, the Agent may perform a search to locate these holders and is authorized to comply and to report to all states and jurisdictions in accordance with applicable state abandoned property law for holders who cannot be located. All reasonable out-of-pocket costs associated with the performance of this duty shall not be incurred by Parent, but will be paid by the Fully-Diluted Stockholder who is the recipient of such mailing by set-off of amounts paid thereto pursuant to this Agreement from time to time.

8. Formation of the Escrow Accounts. Concurrently herewith, Parent shall deposit, or cause to be deposited, with the Agent (i) the Indemnity Escrow, and the Agent agrees to accept and hold the Indemnity Escrow in a separate account (the “Indemnity Escrow Account”), and (ii) the Adjustment Holdback, and the Agent agrees to accept and hold the Adjustment Holdback in a separate account (the “Adjustment Escrow Account”). The Indemnity Escrow represents a source of indemnification payments in the event that any Parent Indemnified Party is entitled to indemnification as provided in Article VIII of the Merger Agreement. The Adjustment Holdback represents a source of payment in the event Parent is entitled to payment pursuant to Section 4.8 of the Merger Agreement.

9. Allocation of Distributions and Payments. The amount of any distributions or payments (including pursuant to Section 11 hereof) to be made to, or on behalf of, a Fully-

Diluted Stockholder hereunder will be determined by the Agent based on the pro rata ownership (calculated on a fully-diluted basis based on the aggregate Fully-Diluted Company Common Shares outstanding immediately prior to the Effective Time) of Fully-Diluted Company Common Shares owned by such Fully-Diluted Stockholder immediately prior to the Effective Time as set forth on Schedule A hereto.

10. Tax Distributions. Each Fully-Diluted Stockholder shall be entitled to receive a cash distribution (a “Tax Distribution”) by delivery of a check to the address set forth in such Fully-Diluted Stockholder’s Letter of Transmittal (unless the Agent shall have subsequently received written instructions from any such Fully-Diluted Stockholder in accordance with the Letter of Transmittal) and as set forth on Schedule A hereto from the Agent for each taxable year in amounts sufficient to enable such Fully-Diluted Stockholder to discharge (after taking into account any other distributions received by such party for such taxable year) any federal, state and local tax liability arising as a result of the amount of the earnings on the Indemnity Escrow and the Adjustment Holdback allocated to such Fully-Diluted Stockholder and reported to the Internal Revenue Service by the Agent pursuant to Section 5 hereof, determined by assuming a combined federal, state and local tax rate of 40%. All Tax Distributions pursuant to this Section 10 shall be made by the Agent to the Fully-Diluted Stockholders annually no later than March 31st of each year during the term of this Agreement.

11. Distribution of the Escrow Amounts. The Agent shall hold the Indemnity Escrow and the Adjustment Holdback (the “Escrow Amounts”) for the benefit of Parent or the Fully-Diluted Stockholders, as the case may be, until instructed to deliver the Escrow Amounts as follows:

(a) Indemnification Claims. At any time and from time to time prior to the Final Distribution Date (as hereinafter defined), in the event a Parent Indemnified Party makes a claim for indemnification in respect of Section 8.2 of the Merger Agreement (an “Indemnification Claim”), such Indemnification Claim shall be brought in accordance with the provisions of Section 8.4 of the Merger Agreement and Parent shall deliver a written notice (an “Indemnification Notice”) to the Agent and the Holders Representative setting forth the amount of such Indemnification Claim and a reasonable written description of and basis for such Indemnification Claim, together with copies of any documentation evidencing such claim. Parent shall also deliver to the Agent written proof of delivery to the Holders Representative of a copy of such Indemnification Notice (which proof may consist of a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand). In the event each of the Agent and Parent has not received a written notice (the “Dispute Notice”) objecting to such Indemnification Claim from the Holders Representative within thirty (30) days following the Agent’s receipt of proof of delivery of the Indemnification Notice to the Holders Representative, the Agent shall pay to Parent the aggregate amount of the Indemnification Claim from the Indemnity Escrow Account and the then current Indemnity Escrow balance (the “Indemnity Escrow Amount Balance”) shall be reduced by such payment.

(b) Disputes. If the Holders Representative delivers a Dispute Notice to any Indemnification Claim or portion thereof to the Agent and Parent within thirty (30) days following the Agent’s receipt of proof of delivery of such Indemnification Notice to the Holders Representative, then Parent and Holders Representative each agree that unless the Agent receives a joint instruction signed by Parent and the Holders Representative within thirty (30) days following delivery of the Dispute Notice, subject to Section 26, the dispute shall be referred for resolution to a court of competent jurisdiction. Except as otherwise provided in Section 11(c) below, no Indemnification Claim that is the subject of a Dispute Notice shall be paid and the Indemnity Escrow Amount Balance shall not be reduced in the event any Indemnification Claim is the subject of a Dispute Notice until the Agent receives either (i) written instructions signed by the Parent and the Holders Representative authorizing such payment and reduction and specifying all or any portion of the Indemnification Claim that is no longer subject to the Dispute Notice, or (ii) a final decision of a court of competent jurisdiction which is not subject to further appeal setting forth a final determination of the Indemnification Claim that is subject to the Dispute Notice. Upon receipt of such written instructions or such final determination, as the case may be, the Agent shall pay Parent an aggregate amount equal to the amount set forth in such written instructions or such final determination from the Indemnity Escrow Account and the Indemnity Escrow Amount Balance shall be reduced by such payment.

(c) Partial Distribution. If any Dispute Notice includes an objection to only a portion of an Indemnification Claim, the Agent shall pay Parent an aggregate amount equal to the aggregate amount of the Indemnification Claim not subject to the Dispute Notice from the Indemnity Escrow Account and the Indemnity Escrow Amount Balance shall be reduced by such payment.

(d) Release of Indemnity Escrow.

(i) On the first (1st) business day following the date that is eighteen (18) months following the Effective Time (the “Distribution Date”), the Agent shall issue checks in an aggregate amount equal to (1) the Indemnity Escrow Amount Balance as of such date minus (2) the aggregate amount of all Unresolved Claims (as hereinafter defined) to the Fully-Diluted Stockholders in accordance with Article IV of the Merger Agreement and the applicable Letter of Transmittal of each Fully-Diluted Stockholder delivered to the Agent or the Company at Closing or as otherwise set forth on Schedule A hereto (unless the Agent shall have subsequently received written instructions from any such Fully-Diluted Stockholder in accordance with the Letter of Transmittal) and the Indemnity Escrow Amount Balance shall be reduced by such payment. For purposes of this Agreement, the term “Unresolved Claim” shall mean, as of the Distribution Date, an amount equal to the aggregate amount of Indemnification Claims that are the subject of a Dispute Notice, including any Indemnification Claim for which an Indemnification Notice has been delivered but for which the thirty (30) days objection period has not expired as of the applicable Distribution Date.

(ii) Within two (2) business days after (A) the Agent’s receipt of written instructions of the Holders Representative and Parent, (B) a final determination of a court of competent jurisdiction of any Unresolved Claim that is the subject of a Dispute Notice or (C) the expiration of the thirty (30) day objection period for any Unresolved Claim for which no Dispute Notice has been delivered, the Agent shall make a cash payment to Parent in an aggregate amount equal to (1) the aggregate amount of the Unresolved Claim, if any, as set forth in such written instructions or final determination or (2) the aggregate amount of such Unresolved Claim for which no Dispute Notice has been delivered in accordance with Section 11(a) of this Agreement, as the case may be.

(iii) At such time as all Unresolved Claims existing on the Distribution Date have been resolved in accordance with Section 11(d)(ii), the Agent shall issue checks for (A) all Undistributed Indemnity Escrow Earnings (as hereinafter defined) on the Indemnity Escrow on such date (less the Parent’s Pro Rata Share (as defined below) thereof) to the Fully-Diluted Stockholders in accordance with Article IV of the Merger Agreement and the applicable Letter of Transmittal of each Fully-Diluted Stockholder delivered to the Agent or the Company at Closing or as otherwise set forth on Schedule A hereto (unless the Agent shall have subsequently received written instructions amending the applicable Letter of Transmittal from any such Fully-Diluted Stockholder) and (B) an aggregate amount equal to the Parent’s Pro Rata Share of all Undistributed Indemnity Escrow Earnings on the Indemnity Escrow on such date to the Parent. For purposes of this Section 11(d), the term “Undistributed Indemnity Escrow Earnings” for any period shall mean an aggregate amount equal to (x) the aggregate amount of all earnings on the Indemnity Escrow during such period minus (y) the aggregate amount of all Tax Distributions and any accruals in respect of taxes payable on the earnings on the Indemnity Escrow during such period.

(e) Claims Procedures. All Indemnification Claims under Section 8.2 of the Merger Agreement arising as a result of third party claims against Parent Indemnified Parties shall be made and resolved as hereinafter set forth. If a claim by a third party is made against a Parent Indemnified Party, and if such Parent Indemnified Party intends to seek indemnity with respect thereto under Section 8.2 of the Merger Agreement, such Parent Indemnified Party shall promptly notify the Holders Representative of such Indemnification Claims. The failure to provide such notice shall not result in a waiver of any right to indemnification under Section 8.2 of the Merger Agreement except to the extent the indemnifying party is actually materially prejudiced by such failure. With respect to an Indemnification Claim arising from a third-party claim against a Parent Indemnified Party, the Parent Indemnified Party shall undertake, conduct and control, through counsel of its own choosing (the expense of such counsel to be included in the amount of such Indemnification Claim), the settlement or defense thereof; provided, however, no later than 30 days following receipt of notice of such Indemnification Claim from Parent upon delivery of written notice to Parent confirming the obligation of the Fully-Diluted Stockholders to indemnify and hold harmless the Parent Indemnified Parties, the Holders Representative may undertake, conduct and control, through counsel of his own choosing (provided that such counsel is reasonably acceptable to Parent) and at its own expense, the settlement or defense thereof, and the Parent Indemnified Party shall cooperate with the Holders Representative in connection therewith. Such cooperation shall include the retention and (upon the Holders Representative’s reasonable request) the provision to the Holders Representative of records and information that are reasonably relevant to the third party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith, including, providing testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested. The Parent Indemnified Party may participate, through counsel of Parent’s own choosing and at Parent’s own expense, with the Holders Representative in the settlement or defense thereof, it being understood that the Holders Representative shall control such defense. The Holders Representative shall not, except with the consent of the Parent Indemnified Party, such consent not to be unreasonably withheld or delayed, enter into any settlement or consent to entry of any judgment that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to such Parent Indemnified Party of an unconditional release from all liability with respect thereto, or (ii) imposes any restriction, condition or obligation on, or requires any undertaking or admission by such Parent Indemnified Party.

(f) Release of Adjustment Holdback. Upon the final determination of, or agreement as to, the Actual Adjustments pursuant to Section 4.8 of the Merger Agreement, and following receipt of (i) a written direction executed by each of Parent and the Holders Representative or (ii) certified court order, the Agent shall promptly (1) make a cash payment to Parent in an aggregate amount, if any, equal to the amount by which the Actual Adjustments exceeds the Estimated Adjustments (provided that, in the event such deficit is in excess of the Adjustment Holdback, such excess shall be deducted from the Indemnity Escrow) plus the Parent’s Pro Rata Share of all undistributed earnings on the Adjustment Holdback and (2) make a cash payment to the Fully-Diluted Stockholders of any remaining amounts in the Adjustment Escrow Account, together with any cash payment received from Parent pursuant to Section 4.8(c) of the Merger Agreement, plus all undistributed earnings on the Adjustment Holdback (less the Parent’s Pro Rata Share thereof).

(g) Termination. This Agreement shall terminate when the entire Escrow Amounts have been released and distributed in accordance with this Section 11. Upon such termination, this Agreement shall have no further force and effect, except that the provisions of Sections 3, 4, 5, 6, 14, 16, and 17 shall survive such termination.

(h) Parent’s Pro Rata Share. For purposes of this Agreement, the “Parent’s Pro Rata Share” shall mean, as of any date of determination, (i) with respect to the Indemnity Escrow, the percentage obtained by dividing (A) the aggregate amount distributed to Parent pursuant to Sections 11(a), (b) and (c) by (B) the sum of (1) the aggregate amount distributed to Parent pursuant to Sections 11(a), (b) and (c) plus (2) the aggregate amount distributed to the Fully-Diluted Stockholders pursuant to Section 11(d)(i) and (ii) and (ii) with respect to the Adjustment Holdback, the percentage obtained by dividing (A) the amount paid to Parent pursuant to Section 11(f) by (B) the original Adjustment Holdback; provided, however, that in neither case shall the Parent’s Pro Rata Share be greater than 100%.

(i) Holders’ Representative. Prior to the disbursement of any amounts due and owing the Fully-Diluted Stockholders hereunder, upon receipt of written documentation from the Holders’ Representative, any fees and expenses reasonably incurred by the Holders’ Representative hereunder or in connection with the compromise, settlement or satisfaction of any claim asserted by or against the Holders’ Representative shall be reimbursed from such amounts otherwise due to the Fully-Diluted Stockholders.

12. Rights to the Escrow Amounts. None of the Company, the Fully-Diluted Stockholders, the Holders Representative or Parent shall be deemed to have any right, title or interest in or possession of the Escrow Amounts and therefore shall not have the ability to pledge, convey, hypothecate or grant as security the Escrow Amounts unless and until such funds have been disbursed or are required to be disbursed to one of the parties pursuant to Section 11 above. Accordingly, the Agent will not act as custodian of the Company, the Fully-Diluted Stockholders, the Holders Representative or Parent for the purposes of perfecting a security interest therein, and no creditor of the Company, the Fully-Diluted Stockholders, the Holders Representative or Parent shall have any right to have or to hold the Escrow Amounts as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to the Escrow Amounts.

13. Conditions to Escrow. The Agent agrees to hold the Escrow Amounts and to perform in accordance with the terms and provisions of this Agreement. Parent, the Company and the Holders Representative agree that the Agent does not assume any responsibility for the failure of Parent, the Company or the Holders Representative to perform in accordance with this Agreement. The acceptance by the Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Agent’s rights, duties, liabilities and immunities:

(a) The Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information therein contained, which the Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Agent to inquire into such corporation’s, fiduciary’s or individual’s authority.

(b) The Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, recklessness, bad faith or willful misconduct.

(c) The Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel, subject to Section 13(b) above. The reasonable and documented costs of such counsel’s services shall be paid to the Agent in accordance with Section 16 below.

(d) The Agent shall have no duties except those which are expressly set forth herein and it shall not be bound, other than as provided in Section 13(c) above, by any agreement of the other parties hereto (whether or not it has any knowledge thereof) or by any notice of a claim, or demand with respect thereto, or any waiver of this Agreement, until received by an officer in its trust division in writing.

(e) The Agent reserves the right to resign at any time by giving thirty (30) days prior written notice of the effective date of resignation to the Holders Representative and Parent, specifying the effective date thereof. Within thirty (30) days after receiving the aforesaid notice, Parent may appoint a successor agent acceptable to the Holders Representative (which acceptance shall not be unreasonably withheld or delayed) to which the Agent may distribute the Escrow Amounts then held hereunder, less the portion of Agent’s fees, costs and expenses payable by the Fully-Diluted Stockholders from the Indemnity Escrow. If a successor agent has not been appointed by Parent by the end of such thirty (30) day period, the Holders Representative may, within five (5) business days after the end of Parent’s thirty (30) day period, appoint a successor agent acceptable to Parent (which acceptance shall not be unreasonably withheld or delayed) to which the Agent may distribute the Escrow Amounts then held hereunder, less the Agent’s fees, costs and expenses. If a successor agent has not been appointed and has not accepted such appointment by the end of such thirty-five (35) day period, the Agent may apply to a court of competent jurisdiction for the appointment of a successor agent.

(f) Upon delivery of all of the Escrow Amounts pursuant to the terms of Section 11 above or to a successor agent, the Agent shall thereafter be discharged from any further obligations hereunder. The Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

(g) In case the Agent becomes involved in litigation on account of the Escrow Amounts or this Agreement, it shall have the right to retain counsel and all reasonable and documented costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation shall be paid one-half by the Fully-Diluted Stockholders from the Indemnity Escrow and one-half by Parent or as may be otherwise agreed among Parent and the Holders Representative.

14. Indemnification. The Holders Representative and Parent, jointly and severally, hereby agree to indemnify the Agent for and to hold it harmless against any loss, liability or expense incurred without gross negligence, recklessness, bad faith or willful misconduct on the part of the Agent arising out of or in connection with its performance under this Agreement; provided, however, that to the extent the actions of Parent or the Holders Representative give rise to any such loss, liability or expense, then the party whose actions did not give rise to such loss, liability or expense shall have a right of contribution against the other with respect to any payment made by him or it under this Section 14 with respect to such loss, liability or expense. This indemnification shall survive the termination of this Agreement. The costs and expenses of enforcing this right of indemnification shall also be paid equally by the Fully-Diluted Stockholders from the Indemnity Escrow and Parent.

15. Banking Days. If any date on which the Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Agent shall make such investment or delivery on the next succeeding banking day.

16. Escrow Costs. The Agent shall be entitled to be paid the fees set forth on Schedule B for its services pursuant to the attached schedule and to be reimbursed for its reasonable costs and expenses hereunder, which fees, costs and expenses (i) with respect to the Indemnity Escrow, shall be borne one-half by the Fully-Diluted Stockholders from the Indemnity Escrow and one-half by Parent, and (ii) with respect to the Adjustment Holdback, shall be paid by the Parent.

17. Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier.

If to Parent or Merger Sub, addressed to it at:

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, IL 60015

Attention: General Counsel

Facsimile: 847-484-4490

With a copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Gregory J. Bynan

Facsimile: 312-558-5700

If to Company or the Holders Representative:

Samuel B. Ross II

Intentionally omitting address

With a copy to:

Robinson & McElwee PLLC

700 Virginia Street

Charleston, WV 26101

Attention: William E. Hamb

Facsimile: 304-344-9566

If to the Agent (in its capacity as Exchange Agent):

The Bank of New York

101 Barclay Street, 11-E

New York, New York 10286

Attention: George Dalton

Facsimile: 212-815-7048

If to the Agent (in its capacity as Escrow Agent):

The Bank of New York

Insurance Trust and Escrow Unit

101 Barclay Street, 8W

New York, New York 10286

Attention: Thomas Hacker, Vice President

Facsimile: 212-815-5875/5877

or such other address or telecopy number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

18. Entire Agreement. This Agreement, together with the Agreement and related exhibits, contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and this Agreement may be amended, modified, supplemented or altered only by a writing duly executed by the Agent, Parent and the Holders Representative and any prior agreements or understandings, whether oral or written, are entirely superseded hereby.

19. Assigns and Assignment. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and permitted assigns. This Agreement shall not, however, be assignable or transferable, in whole or in part, by any of the parties hereto except upon the express prior written consent of each of the other parties hereto; provided, however, that the Fully-Diluted Stockholders shall in any event be entitled to assign all rights to receive payments or distributions hereunder to any Affiliate, or to any investor, partner or stockholder or any of their respective Affiliates, or any other Fully-Diluted Stockholder without the prior written consent of any other party hereto, which assignment shall be deemed effective upon the receipt by the Agent of written instructions from any such Fully-Diluted Stockholder in accordance with the Letter of Transmittal.

20. No Other Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person other than the Agent, the Holders Representative, Parent and Merger Sub any rights or remedies under or by reason of this Agreement.

21. Interpretation. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof. As used herein, a reference to “he” or “his” or like masculine form shall be deemed to also be a reference to the relevant feminine and indefinite forms. As used herein, a “person” shall be deemed to be a reference to an individual, partnership, limited liability company, corporation, unincorporated association, trust, governmental agency (or division thereof) or any other legal entity.

22. No Waiver. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

23. Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

24. Governing Law. This Agreement and any related disputes shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law thereof or other law that would cause the application of the domestic substantive laws of any other State or jurisdiction.

25. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

26. Alternate Dispute Resolution: Trial by Jury. IT SHALL BE A CONDITION PRECEDENT TO THE RIGHT OF ANY PARTY TO INSTITUTE LITIGATION THAT THE PARTIES HERETO SHALL FIRST ENGAGE IN MEDIATION IN A GOOD FAITH EFFORT TO RESOLVE ANY CONTROVERSY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

*     *     *     *

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow and Exchange Agent Agreement as of the date first written above.

FORTUNE BRANDS, INC.

By:	/s/ Christopher J. Klein
Its:	Senior Vice President

BRIGHTSTAR ACQUISITION, LLC

By:	/s/ Christopher J. Klein
Its:	Vice President

/s/ Samuel B. Ross II Samuel B. Ross II, as Holders Representative

THE BANK OF NEW YORK, as Exchange Agent

By:	/s/ George Dalton
Its:	Vice President

THE BANK OF NEW YORK, as Escrow Agent

By:	/s/ Thomas Hacker
Its:	Vice President

SBR, INC.

By:	/s/ Samuel B. Ross II
Its:	President and Chairman